EXHIBIT 4.1

                   SPECIMEN STOCK CERTIFICATE

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NOT VALID UNLESS COUNTERSIGNED EY TRANSFER AGENT INCORPORATED UNDER THE LAWS OF
THE STATE OF IDAHO




                                VENTURE TECH, INC.       CUSIP NO 92327N 10 2
                        AUTHORIZED COMMON SHARES 100,000,000
                                  PAR VALUE $.001

               THIS CERTIFIES TIIAT  5 P E C I M E N C E R T I E I C A T E
               IS THE RECORD HOLDER OF         *******VOID*******



transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.